Exhibit (h)(5)(b)

NOTICE OF VOLUNTARY EXPENSE LIMITATION

THIS NOTICE OF VOLUNTARY EXPENSE LIMITATION is provided as of August 31, 2020 to MainStay Funds Trust and The MainStay Funds (each, a “Trust”), on behalf of each series of the Trust as set forth on Schedule A (the “Funds”), by New York Life Investment Management LLC (the “Manager”).

WHEREAS, each Trust and the Manager are parties to an Amended and Restated Management Agreement, as amended; and

WHEREAS, the Manager believes that it is appropriate and in the best interests of the Manager, the Fund, and Fund shareholders to voluntarily limit certain expenses of the Fund as set forth herein;

NOW, THEREFORE, this Notice hereby provides as follows:

1. The Manager hereby agrees to voluntarily waive fees and/or reimburse Fund expenses, excluding taxes, interest, litigation, extraordinary expenses, brokerage and other transaction expenses relating to the purchase or sale of portfolio investments, and acquired (underlying) fund fees and expenses), to the extent necessary to maintain Total Annual Operating Expenses specified for the class of shares of each Fund listed on Schedule A.

2. The waivers and/or reimbursements described in Section 1 above are not subject to recoupment by the Manager.

3. The Manager understand and intends that the Funds will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Trusts on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Funds to do so.

4. This Notice of Voluntary Expense Limitation may be terminated by the Manager at any time upon written notice to the Trust.

IN WITNESS WHEREOF, the Manager has executed this Notice as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Kirk C. Lehneis
Name:	Kirk C. Lehneis
Title:	Senior Managing Director and Chief Operating Officer

Accepted:
MainStay Funds Trust

By:	/s/ Jack R. Benintende
Name:	Jack R. Benintende
Title:	Treasurer and Principal Financial
and Accounting Officer

Accepted:
The MainStay Funds

By:	/s/ Jack R. Benintende
Name:	Jack R. Benintende
Title:	Treasurer and Principal Financial
and Accounting Officer

SCHEDULE A

FUNDS/CLASS	VOLUNTARY EXPENSE LIMITATION
MainStay Epoch International Choice Fund Class R1 Class R2	1.05% 1.30%
MainStay MacKay Common Stock Fund Class B Class C Investor Class SIMPLE Class	2.60% 2.60% 1.85% 2.10%
MainStay MacKay Growth Fund Class I	0.92%
MainStay MacKay International Equity Fund Class B Class C Investor Class SIMPLE Class	2.60% 2.60% 1.85% 2.10%
MainStay MacKay International Opportunities Fund Class C Investor Class SIMPLE Class	2.70% 1.95% 2.20%
MainStay MacKay S&P 500 Index Fund Investor Class SIMPLE Class	0.70% 0.95%
MainStay MacKay Total Return Bond Fund Class R1 Class R2 Class R3	0.70% 0.95% 1.20%
MainStay MacKay U.S. Equity Opportunities Fund Class C Investor Class SIMPLE Class	2.35% 1.60% 1.85%
MainStay Winslow Large Cap Growth Fund Class R1	0.95%